Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 000-21423) pertaining to the Chicago Pizza and Brewery, Inc. 1996 Stock Option Plan; Option Agreement with Paul A. Motenko; and Option Agreement with Jeremiah J. Hennessy of Chicago Pizza & Brewery, Inc. of our report dated February 21, 2003, with respect to the consolidated financial statements of Chicago Pizza & Brewery, Inc. included in the Annual Report (Form 10-K) for the year ended December 29, 2002.

/s/ Ernst & Young LLP

Orange County, California
March 24, 2003